Exhibit 99.1
CINER RESOURCES LP

CINER RESOURCES LP ANNOUNCES THIRD QUARTER 2020 FINANCIAL RESULTS

Atlanta, Georgia November 2, 2020 -- Ciner Resources LP (NYSE: CINR) (“we”, “us, “our”, or the “Partnership”) today reported its financial and operating results for the third quarter ended September 30, 2020.

Third Quarter 2020 Financial Highlights:

•Net sales of $98.2 million decreased 28.4% from the prior-year third quarter; year-to-date of $288.8 million decreased 27.3% over the prior year. During the second and third quarters of 2020, the Partnership experienced a significant decline in sales volumes, production and pricing in response to COVID-19.
•Soda ash volume produced decreased 35.3% from the prior-year third quarter, and soda ash volume sold decreased 23.8% from the prior-year third quarter; year-to-date soda ash volume produced decreased 22.8% from the prior-year, and soda ash volume sold decreased 21.0% from the prior-year. During the second and third quarters of 2020, the Partnership experienced a significant decline in production volumes and demand in response to COVID-19.
•Net income of $5.4 million decreased $24.5 million from the prior-year third quarter; year-to-date of $14.2 million decreased $64.7 million over the prior year. Net income declined more than sales volumes, production, and pricing because a significant amount of our plant costs are not as efficient with these low productions levels and are not proportionally impacted by lower sales and production volume.
•Adjusted EBITDA of $14.6 million decreased 61.2% from the prior-year third quarter; year-to-date of $39.8 million decreased 61.6% over the prior year. During the second and third quarters of 2020, sales and production volumes decreased significantly as a result of COVID-19. Adjusted EBITDA declined more than sales and production because a significant amount of our plant costs are not as efficient with these low productions levels and are not proportionally impacted by lower sales and production volume.
•Basic earnings per unit of $0.11 for the quarter decreased 85.1% over the prior-year third quarter of $0.74; year-to-date basic earnings per unit of $0.28 decreased 85.3% over the prior-year.
•Net cash provided by operating activities of $21.2 million decreased 47.8% over prior-year third quarter; year-to-date of $52.4 million decreased 23.4% over the prior year.
•Distributable cash flow of $3.8 million decreased 76.5% compared to the prior-year third quarter; year-to-date distributable cash flow of $11.4 million decreased 75.1% over the prior year.
•The distribution coverage ratio was N/A and 2.35 for the three months ended September 30, 2020 and 2019, respectively; and 1.68 and 2.22 for the nine months ended September 30, 2020 and 2019, respectively. There were no distributions in the third quarter. Distribution coverage ratio declined as a result of decreased Adjusted EBITDA and net income during the year.
Oguz Erkan, CEO, commented: The third quarter marked an encouraging rebound for Ciner Resources, as improving market conditions led to strong sequential revenue growth. We’ve seen a considerable recovery in customer demand from second quarter levels, as idled or curtailed production has largely come back on-line. However, pricing levels, particularly in international markets, remained depressed as customers continue to work through elevated inventories, and the global economy continues to endure the impact of the Covid-19 pandemic.
We sold 540,000 tons in the third quarter of 2020, representing a 26% increase over the second quarter of 2020 but well below the record 709,000 tons sold in the third quarter of 2019. Overall, our sales translated to $14.6 million in adjusted EBITDA and $5.4 million in net income for the third quarter, a significant turnaround from the second quarter marks of $2.8 million and $5.4 million net loss, respectively. We continue to diligently manage our costs and cash expenditures in order to maintain strong liquidity and prudent leverage, repaying $27.5 million on our revolver in the quarter and ending the period at 1.7x debt to Adjusted EBITDA.

As we quickly approach the end of the year and our exit from ANSAC, we remain excited to take control of our export sales, utilizing our parent company’s existing distribution network and gaining better insight into key end markets and geographies.
I am proud of our team’s tireless efforts to keep our operations running smoothly and the commitment as always to the safety standards that make us successful during these extraordinary times.

Financial Highlights	Three Months Ended September 30,			Nine Months Ended September 30,
(Dollars in millions, except per unit amounts)	2020	2019	% Change	2020	2019	% Change

Soda ash volume produced (millions of short tons)	0.460	0.711	(35.3)%	1.593	2.064	(22.8)%
Soda ash volume sold (millions of short tons)	0.540	0.709	(23.8)%	1.630	2.065	(21.0)%
Net sales	$98.2	$137.2	(28.4)%	$288.8	$397.4	(27.3)%
Net income	5.4	$29.9	(81.9)%	$14.2	$78.9	(82.0)%
Net income attributable to Ciner Resources LP	$2.3	$14.8	(84.5)%	$5.7	$38.4	(85.2)%
Earnings per limited partner unit	$0.11	$0.74	(85.1)%	$0.28	$1.91	(85.3)%
Adjusted EBITDA(1)	$14.6	$37.6	(61.2)%	$39.8	$103.6	(61.6)%
Adjusted EBITDA attributable to Ciner Resources LP(1)	$7.2	$18.5	(61.1)%	$19.5	$51.4	(62.1)%
Net cash provided by operating activities	$21.2	40.6	(47.8)%	$52.4	68.4	(23.4)%
Distributable cash flow attributable to Ciner Resources LP(1)	$3.8	$16.2	(76.5)%	$11.4	$45.7	(75.1)%
Distribution coverage ratio (1)	N/A	2.35	N/A	1.68	2.22	(24.3)%
(1)See non-GAAP reconciliations
Three Months Ended September 30, 2020 compared to Three Months Ended September 30, 2019
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Three Months Ended September 30,		Percent Increase/(Decrease)
(Dollars in millions, except for average sales price data):	2020	2019
Net sales:
Domestic	$53.7	$56.8	(5.5)%
International	44.5	80.4	(44.7)%
Total net sales	$98.2	$137.2	(28.4)%
Sales volumes (thousands of short tons):
Domestic	243.5	237.7	2.4%
International	296.8	471.3	(37.0)%
Total soda ash volume sold	540.3	709.0	(23.8)%
Average sales price (per short ton):(1)
Domestic	$220.53	$238.96	(7.7)%
International	$149.93	$170.59	(12.1)%
Average	$181.75	$193.51	(6.1)%
Percent of net sales:
Domestic sales	54.7%	41.4%	32.1%
International sales	45.3%	58.6%	(22.7)%
Total percent of net sales	100.0%	100.0%
Percent of sales volumes:
Domestic volume	45.1%	33.5%	34.6%
International volume	54.9%	66.5%	(17.4)%
Total percent of volume sold	100.0%	100.0%

(1) Average sales price per short ton is computed as net sales divided by volumes sold

Consolidated Results
Net sales. Net sales decreased by 28.4% to $98.2 million for the three months ended September 30, 2020 from $137.2 million for the three months ended September 30, 2019, primarily driven by a decrease in soda ash volumes sold of 23.8% due to lower international demand for three months ended September 30, 2020, as compared to the three months ended September 30, 2019. The decrease in soda ash volumes sold was primarily attributable to the decline in global demand as a result of the COVID-19 pandemic. Also contributing to the decrease in net sales was a decline in international pricing, which continued the trend that began in the fourth quarter of 2019. In addition, the Partnership increased domestic sales opportunities to offset lower international demand.
Additionally, during the three months ended September 30, 2020 the Partnership experienced an improvement in net sales of 28.9% to $98.2 million from $76.2 million as compared to the second quarter of 2020. Both the three month periods ended September 30, 2020 and June 30, 2020 were negatively impacted by COVID-19. The primary driver was an increase in volume in both our domestic and international sales.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs, decreased by 14.0% to $86.6 million for the three months ended September 30, 2020 from $100.7 million for the three months ended September 30, 2019, which were primarily due to significant decreases in overall soda ash sales volumes and production in response to the COVID-19 pandemic.
Additionally, during the three months ended September 30, 2020 the Partnership experienced an increase in cost of products sold of 16.7% to $86.6 million from $74.2 million as compared to the second quarter of 2020. Both the three month periods ended September 30, 2020 and June 30, 2020 were negatively impacted by COVID-19. The primary driver was an increase in sales volume.
Selling, general and administrative expenses.  Our selling, general and administrative expenses decreased 7.8% to $4.7 million for the three months ended September 30, 2020, compared to $5.1 million for the three months ended September 30, 2019. The decrease was driven primarily by decreased employee benefit expenses and travel expenses, partially offset by higher contracted services and professional services incurred over the same period.
Additionally, during the three months ended September 30, 2020 the Partnership experienced a decrease in selling, general and administrative expense of 21.7% to $4.7 million from $6.0 million as compared to the second quarter of 2020. Both the three month periods ended September 30, 2020 and June 30, 2020 were negatively impacted by COVID-19. The decrease was primarily driven by lower ANSAC fees, employee benefit expenses and lower professional services.
Operating income. As a result of the foregoing, operating income decreased by 78.0% to $6.9 million for the three months ended September 30, 2020 from $31.4 million for the three months ended September 30, 2019. During the third quarter of 2020, production and sales decreased significantly compared to the same period in 2019. Operating results have declined by a greater percentage than production and sales due to a significant amount of fixed plant costs that are not proportionally impacted by lower sales and production volume. In addition, certain costs are higher due to cost related to employee safety and retention during the COVID-19 pandemic.
Additionally, during the three months ended September 30, 2020 operating income increased 272.1% to $6.9 million from an operating loss of $4.0 million as compared to the second quarter of 2020. Both the three month periods ended September 30, 2020 and June 30, 2020 were negatively impacted by COVID-19. Operating results have increased by a greater percentage than production and sales due to a significant amount of fixed plant costs that are not proportionally impacted by higher sales and production volume.
Net income. As a result of the foregoing, net income decreased by 81.9% to $5.4 million for the three months ended September 30, 2020, from $29.9 million for the three months ended September 30, 2019.

Nine Months Ended September 30, 2020 compared to Nine Months Ended September 30, 2019
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Nine Months Ended September 30,		Percent Increase/(Decrease)
(Dollars in millions, except for average sales price data):	2020	2019
Net sales:
Domestic	$153.1	$157.7	(2.9)%
International	135.7	239.7	(43.4)%
Total net sales	$288.8	$397.4	(27.3)%
Sales volumes (thousands of short tons):
Domestic	676.2	660.8	2.3%
International	954.2	1,403.7	(32.0)%
Total soda ash volume sold	1,630.4	2,064.5	(21.0)%
Average sales price (per short ton):(1)
Domestic	$226.41	$238.65	(5.1)%
International	$142.21	$170.76	(16.7)%
Average	$177.13	$192.49	(8.0)%
Percent of net sales:
Domestic sales	53.0%	39.7%	33.5%
International sales	47.0%	60.3%	(22.1)%
Total percent of net sales	100.0%	100.0%
Percent of sales volumes:
Domestic volume	41.5%	32.0%	29.7%
International volume	58.5%	68.0%	(14.0)%
Total percent of volume sold	100.0%	100.0%

(1) Average sales price per short ton is computed as net sales divided by volumes sold
Consolidated Results
Net sales. Net sales decreased by 27.3% to $288.8 million for the nine months ended September 30, 2020 from $397.4 million for the nine months ended September 30, 2019, primarily driven by a decrease in soda ash volumes sold of 21.0% due to lower international demand for the nine months ended September 30, 2020, as compared to the nine months ended September 30, 2019. The decrease in soda ash volumes sold were primarily attributable to the decline in global demand as a result of the COVID-19 pandemic beginning in April 2020. Also contributing to the decrease in net sales was a decline in international pricing, which continued the trend that began in the fourth quarter of 2019.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs, decreased by 13.8% to $253.9 million for the nine months ended September 30, 2020 from $294.7 million for the nine months ended September 30, 2019, which were primarily due to significant decreases in overall soda ash sales volumes and production in response to COVID-19, which were partially offset by the increased cost due to usage not being effective with the decrease in production.
Selling, general and administrative expenses.  Our selling, general and administrative expenses decreased 15.4% to $16.5 million for the nine months ended September 30, 2020, compared to $19.5 million for the nine months ended September 30, 2019. The decrease was driven primarily by decreased affiliate expenses and employee benefit expenses, as well as lower travel expenses and professional fees incurred during the nine months of 2020.
Operating income. As a result of the foregoing, operating income decreased by 77.9% to $18.4 million for the nine months ended September 30, 2020 from $83.2 million for the nine months ended September 30, 2019. During the nine months ended September 30, 2020, production and sales decreased significantly. Operating results have declined by a greater percentage than production and sales due to a significant amount of fixed plant costs that are not proportionally impacted by lower sales and production volume. In addition, certain costs are higher due to cost related to employee safety and retention during the COVID-19 pandemic.
Net income. As a result of the foregoing, net income decreased by 82.0% to $14.2 million for the nine months ended September 30, 2020, from $78.9 million for the nine months ended September 30, 2019.

CAPEX AND ORE METRICS
The following table summarizes our capital expenditures, on an accrual basis, ore grade and ore to ash ratio:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2020	2019	2020	2019
Capital Expenditures
Maintenance	$6.5	$4.6	16.7	$9.8
Expansion	3.1	7.1	14.3	31.3
Total	$9.6	$11.7	31.0	$41.1
Operating and Other Data:
Ore grade(1)	86.9%	86.4%	86.8%	86.6%
Ore to ash ratio(2)	1.67: 1.0	1.53: 1.0	1.62: 1.0	1.51: 1.0
(1)Ore grade is the percentage of raw trona ore that is recoverable as soda ash free of impurities. A higher ore grade will produce more soda ash than a lower ore grade.
(2)Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process. In general, a lower ore to ash ratio results in lower costs and improved efficiency.

During the nine months ended September 30, 2020, capital expenditures decreased $10.1 million as compared to the nine months ended September 30, 2019. The decrease was primarily driven by decreases in expansion capital expenditures because of the completion of our new co-generation facility, which became operational in March 2020. The decrease was partially offset by the continued increase of maintenance capital expenditures that began in the second half of 2019 at our Wyoming facility to both adequately maintain the facility’s physical assets and to improve its operational reliability.
FINANCIAL POSITION AND LIQUIDITY
As of September 30, 2020, we had cash and cash equivalents of $1.7 million. In addition, we have approximately $132.5 million ($225.0 million, less $92.5 million outstanding) of remaining capacity under the Ciner Wyoming Credit Facility. As of September 30, 2020, our leverage and interest coverage ratios, as calculated pursuant to the credit agreement for the Ciner Wyoming Credit Facility, were 1.64: 1.0 and 13.79: 1.0, respectively. As of September 30, 2020, our leverage and interest coverage ratios, as calculated pursuant to the credit agreement for the Ciner Resources Credit Facility, were 1.72: 1.0 and 13.09: 1.0, respectively. Our balance under the Ciner Wyoming Equipment Financing Arrangement at September 30, 2020 was $28.5 million ($28.3 million net of financing costs).
CASH FLOWS
Cash Flows
Operating Activities
Our operating activities during the nine months ended September 30, 2020 provided cash of $52.4 million, a decrease of 23.4% from the $68.4 million cash provided during the nine months ended September 30, 2019, primarily as a result of the following:
•$16.2 million of working capital provided by operating activities during the nine months ended September 30, 2020, compared to $31.4 million of working capital used in operating activities during the nine months ended September 30, 2019. The $47.6 million increase in working capital provided by operating activities was primarily due to the $15.1 million decrease in due-from affiliates for the nine months ended September 30, 2020 compared to a $30.0 million increase in due from affiliates for the nine months ended September 30, 2019 primarily related to incremental sales levels to ANSAC, as well as timing of collections and timing of our funding of pension benefit plans offered and administered by Ciner Corp; and
•a decrease of 82.0% in net income of $64.7 million during the nine months ended September 30, 2020, compared to $78.9 million for the prior-year period.
Investing Activities
We used cash flows of $28.4 million in investing activities during the nine months ended September 30, 2020, compared to $49.3 million used during the nine months ended September 30, 2019, for capital projects as described in “Capital Expenditures” above.
Financing Activities

Cash used in financing activities of $37.2 million during the nine months ended September 30, 2020 increased by 117.5% over the prior-year cash used in financing activities, largely due to repayments of the credit facility during the nine months ended September 30, 2020.
Green River Expansion Project
We continue to develop plans and execute the early phases for a potential new Green River Expansion Project that we believe will increase production levels up to approximately 3.5 million tons of soda ash per year. We have conducted the initial basic design and are currently evaluating and pursuing the related permits and detailed cost analysis pursuant to the basic design.  This project will require capital expenditures materially higher than have been recently incurred by Ciner Wyoming. When considering the significant investment required by this expansion and the infrastructure improvements designed to increase our overall efficiency, combined with the COVID-19 pandemic’s negative impact on our financial results, we have re-prioritized the timing of the significant expenditure items in order to increase financial and liquidity flexibility and until we have more clarity and visibility into the ongoing impact of the COVID-19 pandemic on our business.
COVID-19

Public health epidemics, pandemics or outbreaks of contagious diseases could adversely impact our business. In December 2019, a novel strain of coronavirus (“COVID-19”) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to many other countries and infections have been reported throughout the world, including the United States and markets to which our products have historically been exported. On March 11, 2020, the World Health Organization declared COVID-19 a pandemic. Since that time, governmental jurisdictions in the United States and globally have taken various actions to curb the spread of COVID-19, which has resulted in disruption in the national and global economic and financial markets.

Our Response to COVID-19

We continue to closely monitor the impact of the outbreak of COVID-19 and all governmental actions in response thereto on all aspects of our business, including how it impacts our customers, employees, supply chain, distribution network and cash flows. We have taken strong proactive steps to keep the safety of our team and their families as the priority.  We are executing a comprehensive plan to help prevent the spread of the virus in our work locations and it appears to be having a positive impact. This plan includes multiple layers of protection for our employees including but not limited to social distancing, working from home for certain employees, splitting shifts, increased sanitation, restricted contractor and visitor access, temperature checks on all contractors and third-party vendors, travel restrictions, mask wearing requirements, and daily communication with our teams.  We have conducted proactive quarantining and contact tracing from the early days of this pandemic and require self-reporting of any illness, in addition to a company doctor, weekly status meetings, tracking local resources, and industry wide efforts.  We have also prepared, strong contingency plans for all our operations with specific actions based on absentee rates.  While we have not utilized any such plans to date as they have not been needed, they are continuously refined in case needed. We anticipate a re-opening of society when the virus plateaus and diminishes, and we have completed re-entry plans to implement as they become appropriate.   We are using data to guide our actions rather than firm dates, and our teams are kept up to date on these plans.  Our focus prior to and during this pandemic has been the safety of our teams and this will continue to be our priority as we scale our operations back to normal as the data guides us to do so. We continue to actively monitor and adhere to applicable local, state, federal, and international governmental guideline actions to better ensure the safety of our employees.

The impact of COVID-19

In the first quarter of 2020, we started to see the impact of COVID-19 on our operations in the form of slowing global demand and downward pricing pressure and we began at that time to utilize the flexibility of our production assets to adjust to the COVID-19 uncertainties and our customers’ demands.
In the second quarter of 2020, the decline in demand adversely impacted our sales and production volume, and price per ton. We experienced an approximately 33% decline in production volumes and 36% decline in sales volumes when compared to our pre-COVID-19 production and sales levels in the quarter ended March 31, 2020, respectively, primarily as a result of utilizing the flexibility of our production assets to adjust to the COVID-19 uncertainties and our customers’ demands in the near- and mid-term. Our international demand was impacted the most as different countries dealt with different levels of the outbreak and shutdowns. In addition, our customers in the flat glass and in particular the automotive business were significantly negatively impacted.

In the third quarter of 2020, demand showed signs of recovery domestically; however, there was still a decline in the global market compared to the third quarter of 2019. Our international demand continues to be impacted the most as different countries deal with different levels of the outbreak and shutdowns, but has shown signs of recovery during the third quarter of 2020 as compared to the second quarter of 2020. While we have yet to recover to the pre-COVID levels, overall sales volumes increased 26.7% and overall production volumes increased 1.5% over second quarter 2020 results. Our production volume has trended upward consistently with our sales volume except for an unplanned weather related outage in September. So far, we have been able to utilize the flexibility of our production assets to adjust to the COVID-19 uncertainties and customer’s demands, but the Partnership may experience similar declines in the near- and mid-term as the COVID-19 pandemic continues.
At this time, we are unable to predict the ultimate impact that COVID-19 may have on our business, future results of operations, financial position, cash flows or ability to make distributions to unitholders. The extent to which our operations may be impacted by the COVID-19 pandemic will depend largely on future developments, which are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning the severity of the outbreak and actions by local, state, federal or international government authorities to contain the outbreak or treat its impact. Furthermore, the impacts of a potential worsening of global economic conditions and the continued disruptions to and volatility in the financial markets remain unknown. While we have begun to see signs of recovery with some of our customers and industries, primarily in the form of government re-openings and increasing orders these recoveries are very fluid. We are actively managing the business to maintain cash flow, and we believe we have enough liquidity to meet our anticipated liquidity requirements. As of September 30, 2020, we cannot predict the duration or the scope of the COVID-19 pandemic and its impact on our operations, and the potential negative financial impact to our results cannot be reasonably estimated but could be material.
For the nine months ended September 30, 2020 we have incurred $1.6 million in costs directly related to COVID-19 primarily in the form of costs related to employee safety and retention and additional inventory storage and logistics costs during the COVID-19 pandemic.

Notice to Terminate Membership in ANSAC
As previously disclosed, the Partnership was informed on November 9, 2018 that Ciner Corp, an affiliate of the Partnership, had as part of its strategic initiative to gain better direct access and control of international customers and logistics and the ability to leverage the expertise of Ciner Group, the world’s largest natural soda ash producer, delivered a notice to terminate its membership in ANSAC. Such termination was expected to be effective as of the end of day on December 31, 2021. On July 27, 2020, ANSAC and the members thereof entered into an agreement, effective as of July 24, 2020, that, among other things, terminates Ciner Corp’s membership in ANSAC effective as of December 31, 2020 (the “ANSAC termination date”), a year earlier than previously announced (the “ANSAC Early Exit Agreement”). For a limited period after December 31, 2020, Ciner Corp will continue to sell, at substantially lower volumes, product to ANSAC for export sales purposes, with a fixed rate per ton selling, general and administrative expense, and will also purchase a limited amount of export logistics services. Between now and the ANSAC termination date, Ciner Corp continues to have full ANSAC membership benefits and services. Potential liabilities associated with exiting ANSAC are not expected to be material.
Historically, by design and prior to our exit from ANSAC, ANSAC managed most of our international sales, marketing and logistics, and as a result, was our largest customer for the nine months ended September 30, 2020 and 2019, accounting for 45.1% and 60.3%, respectively, of our net sales. Although ANSAC has been our largest customer for the aforementioned periods, we anticipate that the impact of such termination on our net sales, net income and liquidity will be limited. We made this determination primarily based upon the belief that we will continue to be one of the lowest cost producers of soda ash in the global market. With a low-cost position combined with better direct access and control of our customers and logistics and the ability to leverage Ciner Group’s expertise in these areas, we believe we will be more than able to adequately replace these net sales.

Post-ANSAC International Export Capabilities

In accordance with the ANSAC Early Exit Agreement, Ciner Corp will begin marketing soda ash on our behalf directly into international markets and building its international sales, marketing and supply chain infrastructure. We will also have access to utilize the distribution network that has already been established by the global Ciner Group. We believe that by having the option of combining our volumes with Ciner Group’s soda ash exports from Turkey, Ciner Corp’s strategic exit from ANSAC will allow us to leverage global Ciner Group’s, the world’s largest natural soda ash producer, soda ash operations which we expect will improve our ability to optimize our market share both domestically and internationally. Being able to work with the global Ciner Group will provide us with the opportunity to better attract and more efficiently serve larger global customers. In addition, the Partnership will need access to an international logistics infrastructure that includes, among other things, a domestic port for export capabilities. These export capabilities are currently being developed by an affiliated company and options being evaluated range from continued outsourcing in the near term to developing its own port capabilities in the longer term.

RELATED COMMUNICATIONS
Ciner Resources LP will host a conference call on November 3, 2020 at 8:30 a.m. ET. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing confirmation 9177187. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A telephonic replay of the call will be available approximately two hours after the call’s completion by calling 1-800-585-8367 or 404-537-3406 and referencing confirmation 9177187, and will remain available for the following seven days. This conference call will be webcast live and archived for replay on Ciner Resources’ website at www.ciner.us.com.
ABOUT CINER RESOURCES LP
Ciner Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Ciner Wyoming, one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.
NATURE OF OPERATIONS
Ciner Resources LP owns a controlling interest comprised of a 51% membership interest in Ciner Wyoming. An affiliate of Natural Resource Partners L.P. owns a non-controlling interest consisting of a 49% membership interest in Ciner Wyoming.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements include all statements that are not historical facts and in some cases may be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “seek,” “anticipate,” “estimate,” “predict,” “forecast,” “project,” “potential,” “continue,” “may,” “will,” “could,” “should” or the negative of these terms or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, changes in the Partnership’s relationships with its customers, including ANSAC, the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facility, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining and processing of trona ore, and shipment of soda ash, the impact of a cybersecurity event, the impact of our agreement to exit ANSAC effective as of December 31, 2020 and our transition to the utilization of Ciner Group’s global distribution network for some of our export operations beginning on January 1, 2021, our ability to reinstate our distributions, and the short- and long-term impacts of the novel COVID-19 pandemic, including the impact of government orders on our employees and operations, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2019, as updated by the Partnership’s Quarterly Report on Form 10-Q for the period ended March 31, 2020, and any additional subsequent reports filed with the

United States Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per unit data)	2020	2019	2020	2019
Net sales:
Sales—affiliates	$44.2	$80.4	$130.2	$239.7
Sales—others	54.0	56.8	158.6	157.7
Net sales	$98.2	$137.2	288.8	397.4
Operating costs and expenses:
Cost of products sold including freight costs (excludes depreciation, depletion and amortization expense set forth separately below)	78.8	93.9	233.1	274.7
Depreciation, depletion and amortization expense	7.8	6.8	20.8	20.0
Selling, general and administrative expenses—affiliates	4.5	4.4	13.0	15.2
Selling, general and administrative expenses—others	0.2	0.7	3.5	4.3
Total operating costs and expenses	91.3	105.8	270.4	314.2
Operating income	6.9	31.4	18.4	83.2
Other (expenses) income:
Interest income	—	0.1	0.1	0.3
Interest expense, net	(1.2)	(1.6)	(4.0)	(4.6)
Total other expense, net	(1.5)	(1.5)	(4.2)	(4.3)
Net income	$5.4	$29.9	$14.2	$78.9
Net income attributable to non-controlling interest	3.1	15.1	8.5	40.5
Net income attributable to Ciner Resources LP	$2.3	$14.8	$5.7	$38.4
Other comprehensive income:
Income/(loss) on derivative financial instruments	4.9	(1.1)	$5.6	$(0.7)
Comprehensive income	10.3	28.8	19.8	78.2
Comprehensive income attributable to non-controlling interest	5.5	14.6	11.2	40.2
Comprehensive income attributable to Ciner Resources LP	$4.8	$14.2	$8.6	$38.0

Net income per limited partner unit:
Net income per limited partner unit (basic)	$0.11	$0.74	$0.28	$1.91
Net income per limited partner unit (diluted)	$0.11	$0.73	$0.28	$1.90

Limited partner units outstanding:
Weighted average limited partner units outstanding (basic)	19.7	19.7	19.7	19.7
Weighted average limited partner units outstanding (diluted)	19.7	19.7	19.7	19.8

CINER RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions)	September 30, 2020	December 31, 2019

ASSETS
Current assets:
Cash and cash equivalents	$1.7	$14.9
Accounts receivable—affiliates	79.9	95.0
Accounts receivable, net	30.3	36.0
Inventory	25.3	24.2
Other current assets	3.3	2.2
Total current assets	140.5	172.3
Property, plant and equipment, net	308.6	297.7
Other non-current assets	25.4	24.3
Total assets	$474.5	$494.3
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$3.0	$—
Accounts payable	15.1	14.2
Due to affiliates	2.9	3.0
Accrued expenses	35.7	39.1
Total current liabilities	56.7	56.3
Long-term debt	117.8	129.5
Other non-current liabilities	7.7	8.6
Total liabilities	182.2	194.4
Commitments and contingencies
Equity:
Common unitholders - Public and Ciner Wyoming Holding Co. (19.8 units issued and outstanding at September 30, 2020 and December 31, 2019)	164.1	171.4
General partner unitholders - Ciner Resource Partners LLC (0.4 units issued and outstanding at September 30, 2020 and December 31, 2019)	4.1	4.3
Accumulated other comprehensive loss	(0.1)	(3.0)
Partners’ capital attributable to Ciner Resources LP	168.1	172.7
Non-controlling interest	124.2	127.2
Total equity	292.3	299.9
Total liabilities and partners’ equity	$474.5	$494.3

CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
(In millions)	2020	2019

Cash flows from operating activities:
Net income	$14.2	$78.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	21.0	20.2
Equity-based compensation expense	0.9	0.4
Other non-cash items	0.2	0.3
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable - affiliates	15.1	(30.0)
Accounts receivable, net	5.7	(2.7)
Inventory	(2.2)	—
Other current and other non-current assets	0.4	0.7
Increase/(decrease) in:
Accounts payable	(1.6)	(1.2)
Due to affiliates	(0.3)	2.1
Accrued expenses and other liabilities	(1.0)	(0.3)
Net cash provided by operating activities	52.4	68.4
Cash flows from investing activities:
Capital expenditures	(28.4)	(49.3)
Net cash used in investing activities	(28.4)	(49.3)
Cash flows from financing activities:
Borrowings on Ciner Wyoming Credit Facility	159.0	95.0
Borrowings on Ciner Wyoming Equipment Financing Arrangement	30.0	—
Repayments on Ciner Wyoming Credit Facility	(196.0)	(61.0)
Repayments on Ciner Wyoming Equipment Financing Arrangement	(1.5)	—
Debt issuance costs	(0.6)	—
Common units surrendered for taxes	(0.2)	(0.5)
Distributions to common unitholders	(13.4)	(24.6)
Distributions to general partner	(0.3)	(0.5)
Distributions to non-controlling interest	(14.2)	(25.5)
Net cash used in financing activities	(37.2)	(17.1)
Net increase in cash and cash equivalents	(13.2)	2.0
Cash and cash equivalents at beginning of period	14.9	10.2
Cash and cash equivalents at end of period	$1.7	$12.2

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We also present the non-GAAP financial measures of:
•Adjusted EBITDA;
•Distributable cash flow; and
•Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization, equity-based compensation expense and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to Ciner Resources LP. The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference. Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.
Adjusted EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;
•the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;
•our ability to incur and service debt and fund capital expenditures; and
•the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, except per unit data)	2020	2019	2020	2019
Reconciliation of Adjusted EBITDA to net income:
Net income	$5.4	$29.9	$14.2	$78.9
Add backs:
Depreciation, depletion and amortization expense	7.8	6.8	20.8	20.0
Interest expense, net	1.2	1.5	3.9	4.3
Equity-based compensation expense, net of forfeitures	0.2	(0.6)	0.9	0.4
Adjusted EBITDA	$14.6	$37.6	$39.8	$103.6
Less: Adjusted EBITDA attributable to non-controlling interest	7.4	19.1	20.3	52.2
Adjusted EBITDA attributable to Ciner Resources LP	$7.2	$18.5	$19.5	$51.4

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to Ciner Resources LP:
Adjusted EBITDA attributable to Ciner Resources LP	$7.2	$18.5	$19.5	$51.4
Less: Cash interest expense, net attributable to Ciner Resources LP	0.6	0.8	0.7	2.2
Less: Maintenance capital expenditures attributable to Ciner Resources LP	2.8	1.5	7.4	3.5
Distributable cash flow attributable to Ciner Resources LP	$3.8	$16.2	$11.4	$45.7

Cash distribution declared per unit	$—	$0.340	$0.340	$1.020
Total distributions to unitholders and general partner	$—	$6.9	$6.8	$20.6
Distribution coverage ratio	N/A	2.35	1.68	2.22

Reconciliation of Adjusted EBITDA to net cash from operating activities:
Net cash provided by operating activities	$21.2	$40.6	$52.4	$68.4
Add/(less):
Amortization of long-term loan financing	(0.1)	(0.1)	(0.1)	(0.2)
Net change in working capital	(7.7)	(4.3)	(16.2)	31.4
Interest expense, net	1.2	1.5	3.9	4.3
Other non-cash items	—	(0.1)	(0.2)	(0.3)
Adjusted EBITDA	$14.6	$37.6	$39.8	$103.6
Less: Adjusted EBITDA attributable to non-controlling interest	7.4	19.1	20.3	52.2
Adjusted EBITDA attributable to Ciner Resources LP	$7.2	$18.5	$19.5	$51.4
Less: Cash interest expense, net attributable to Ciner Resources LP	0.6	0.8	0.7	2.2
Less: Maintenance capital expenditures attributable to Ciner Resources LP	2.8	1.5	7.4	3.5
Distributable cash flow attributable to Ciner Resources LP	$3.8	$16.2	$11.4	$45.7

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

(Dollars in millions, except per unit data)	Cumulative Four Quarters ended Q3-2020	Q3-2020	Q2-2020	Q1-2020	Q4-2019	Q3-2019
Reconciliation of Adjusted EBITDA to net income:
Net income (loss)	$36.9	5.4	$(5.4)	$14.2	$22.7	$29.9
Add backs:
Depreciation, depletion and amortization expense	27.7	7.8	6.5	6.5	6.9	6.8
Impairment and loss on disposal of assets, net	0.6	—	—	—	0.6	—
Interest expense, net	5.1	1.2	1.4	1.3	1.2	1.5
Equity-based compensation expense (benefit), net of forfeitures	1.3	0.2	0.3	0.4	0.4	(0.6)
Adjusted EBITDA	71.6	14.6	2.8	22.4	31.8	37.6
Less: Adjusted EBITDA attributable to non-controlling interest	36.0	7.4	1.7	11.2	15.7	19.1
Adjusted EBITDA attributable to Ciner Resources LP	$35.6	$7.2	$1.1	$11.2	$16.1	$18.5

Adjusted EBITDA attributable to Ciner Resources LP	$35.6	$7.2	$1.1	$11.2	$16.1	$18.5
Less: Cash interest expense (income), net attributable to Ciner Resources LP	1.3	0.6	0.6	(0.5)	0.6	0.8
Less: Maintenance capital expenditures attributable to Ciner Resources LP	13.7	2.8	1.9	2.7	6.3	1.5
Distributable cash flow attributable to Ciner Resources LP	$20.6	$3.8	$(1.4)	$9.0	$9.2	$16.2

Cash distribution declared per unit	$0.680	$—	$—	$0.340	$0.340	$0.340
Total distributions to unitholders and general partner	$13.6	$—	$—	$6.8	$6.8	$6.9
Distribution coverage ratio	1.51	N/A	N/A	1.32	1.35	2.35

CONTACTS:

Ciner Resources LP

Investor Relations
Ed Freydel
Vice President, Supply Chain & Finance
(770) 375-2323
EFreydel@ciner.us.com